UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2015

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12627	87-0407858
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2790 Skypark Drive, Suite 105 Torrance, California		90505
(Address of principal executive offices)		(Zip Code)
(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12).

☐	Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Global Clean Energy Holdings, Inc. (“GCEH,” “we,” “us” and “our”) has completed the divestiture of the three Jatropha farms in Mexico it owned through its GCE Mexico I, LLC, subsidiary (GCE Mexico) a Delaware limited liability company that GCEH owned and managed.  We owned 50% of the common membership interests of GCE Mexico, one investor (the “Investor”) currently owns the other 50% of the common membership interests, and the GCE Mexico preferred units are owned by an affiliate of the Investor.  The three farms, comprising approximately 6,000 hectares of farmland, were held in three separate Mexico subsidiaries of GCE Mexico (herein referred to as the (“Asideros Subsidiaries”).  Pursuant to three purchase agreements, each dated December 2, 2015, entered into by the three Asideros Subsidiaries, the Asideros Subsidiaries sold the three Jatropha farms to Enerall Terra 2 S.A.P.I de C.V, a Mexican agricultural operator in the region.  The purchase price for the three farms was MXP $89 million (approx. US$5.9 million).  GCE Mexico assigned $5.1 million of the purchase price to the Investor to repay the outstanding $5.1 million mortgages on the three farms. In addition to the repayment of the mortgages and as part of the structured transaction between GCE Mexico and its investor and preferred unit holders, the Investor will extinguish (i) approximately $5.1 million of unpaid interest that had accrued on the three mortgage loans, and (ii) the preferred return (approximately $12.1 million) that the preferred unit holders had accrued.  GCEH did not receive any cash from the sale of the three farms.  However, as result of the repayment of the three mortgage loans, the elimination of the accrued interest on those loans and the accrued preferred return, approximately $22 million of long term liabilities were extinguished from GCEH’s consolidated balance sheet.

The Asideros Subsidiaries sold the three farms to Enerall Terra, but we did not sell any of the Jatropha intellectual property that it developed on those farms (including the Jatropha varieties we developed on the farms).  In addition, we retained the rights to continue its Jatropha research on portions of the three farms where our elite varieties are growing, allowing us to continue our Jatropha genetic development program.  As a result, our elite Jatropha genetics are preserved as a core asset along with the significant institutional knowledge, experience and know-how we have acquired over the years. We also retained all of the rights to the proprietary delivery platform developed over the last seven years in Mexico.  As part of the sale, we specifically retains access rights to our Certified Nursery and Research areas for an extended period of time.

The sale of the three farms significantly improves GCEH’s balance sheet by eliminating more than 98% (approximately $22 million) of its long-term debt (liabilities), which represents approximately a 76% reduction in overall liabilities and enables us to continue to pursue our biofuels operations.  The preferred return and Notes Payable interest accrued at 12% per annum.   We believe that reducing debt is critical for GCEH to be able to raise additional capital for the expansion phase of our business and to deploy the superior genetics we have spent years developing on a commercial scale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2015	GLOBAL CLEAN ENERGY HOLDINGS, INC. By: /s/ Richard Palmer Richard Palmer Chief Executive Officer